The Clorox Company

Earnings Before Interest and Taxes (EBIT) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)

Reconciliation schedule of earnings before income taxes to earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization

Dollars in millions and percentages based on rounded numbers

	Three Months Ended
	9/30/08	9/30/07
Earnings before income taxes	$186	$174

Interest income	(2)	(3)
Interest expense	42	33

EBIT (2)	226	204
EBIT margin (2)	16.3%	16.5%

Depreciation and amortization	47	48

EBITDA (3)	$273	$252
EBITDA margin (3)	19.7%	20.3%

Net sales	$1,384	$1,239

(1)	In accordance with SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure.

Management believes the presentation of EBIT, EBIT margin, EBITDA and EBITDA margin provides additional useful information to investors about current trends in the business.

(2)	EBIT (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income and expense, as reported above. EBIT margin is a measure of EBIT as a percentage of net sales.

(3)	EBITDA (a non-GAAP measure) represents earnings before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is a measure of EBITDA as a percentage of net sales.

The Clorox Company

Supplemental Information – Balance Sheet
(Unaudited)
As of September 30, 2008

Working Capital Update
	Q1
	FY 2009	FY 2008	Change	Days (5)	Days (5)
	($ millions)	($ millions)	($ millions)	FY 2009	FY 2008	Change
Receivables, net	$455	$408	$47	31	32	-1 days
Inventories, net	$421	$332	$89	44	41	3 days
Accounts payable (1)	$392	$318	$74	42	40	2 days
Accrued liabilities	$367	$347	$20
Total WC (2)	$148	$74	$74
Total WC % net sales (3)	2.7%	1.5%
Average WC (2)	$139	$36	$103
Average WC % net sales (4)	2.5%	0.7%

  Receivables increased primarily as a result of the acquisition of Burt’s Bees and higher sales.

  Inventories increased primarily as a result of the acquisition of Burt’s Bees, higher commodity costs, and inventory build for restructuring of the supply chain.

  Accounts payable increased mainly due to the acquisition of Burt’s Bees and increased commodity and transportation costs.

  Accrued liabilities increased primarily due to higher accruals related to the acquisition of Burt’s Bees and interest expense.

Supplemental Information – Cash Flow
(Unaudited)
For the quarter and year ended September 30, 2008

Capital expenditures for the first quarter were $39 million

Depreciation and amortization for the first quarter was $47 million

Cash provided by operations

Net cash provided by operations in the first quarter was $93 million, compared with $163 million in the year-ago quarter. The decrease was primarily due to higher working capital. Working capital reflected the impact of the Burt’s Bees acquisition and higher inventory levels resulting from increased commodity costs and inventory builds to support both new product launches and the manufacturing network consolidation. Also contributing to the decline in cash flow were higher incentive compensation and interest payments versus the year-ago quarter.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].

(2)

Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.

(3)	Represents working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(4)	Represents a two-point average of working capital divided by annualized net sales (current quarter net sales x 4).

(5)	Days calculations based on a two-point average.

The Clorox Company

Supplemental Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

Change vs. Prior Year (basis points)
Driver	FY08					FY09
	Q1	Q2	Q3	Q4	FY	Q1
Cost savings	+180 bp	+170 bp	+150 bp	+180 bp	+170 bp	+200 bp
Pricing changes	+50 bp	+40 bp	+80 bp	+150 bp	+80 bp	+230 bp
Market movement (commodities)	-120 bp	-170 bp	-350 bp	-370 bp	-270 bp	-460 bp
Manufacturing & logistics (1)	-140 bp	-70 bp	-120 bp	-170 bp	-110 bp	-250bp
All other (2)	0 bp	-130 bp	-110 bp	0 bp	-60 bp	+80 bp

Gross margin change vs prior year	-30 bp	-160 bp	-350 bp	-210 bp	-190 bp	-200 bp

(1)	“Manufacturing & logistics” includes the change in the cost of diesel fuel.

(2)

“All other” includes all other drivers of gross margin change, which are usually insignificant in nature. Examples of drivers included: volume change, trade and consumer spending, restructuring and acquisition-related costs, foreign currency, etc. If a driver included in all other is deemed to be significant in a given period, it will be disclosed as part of the company’s earnings release.

The Clorox Company Updated: 10-31-08

U.S. Price Increases from CY2005 - CY2009

Brand / Product	Average Increase	Effective Date
Home Care
Clorox Clean-Up® cleaners	5%	July 2005
Clorox Clean-Up® and Tilex® cleaners	8%	January 2006
Pine-Sol® cleaners	13%	May 2008
Clorox Clean-Up® cleaners	8%	August 2008
Formula 409® , Tilex® , and Clorox® Disinfecting Bathroom cleaners	12%	August 2008
Liquid-Plumr® products	9%	August 2008
Clorox® Toilet Bowl Cleaner and Clorox® ToiletWandTM products	8 – 13%	August 2008
Laundry
Clorox 2® bleach for colors	5%	July 2005
Clorox® liquid bleach	9%	July 2005
Clorox® liquid bleach	8%	January 2006
Clorox® liquid bleach	10%	August 2008
Glad
Glad® trash bags	13%	February 2005
GladWare® disposable containers	12%	February 2005
Glad® food bags	7%	August 2005
GladWare® disposable containers	9%	January 2006
Glad® trash bags	15%	February 2006
Glad® trash bags and GladWare® disposable containers	7%	February 2008
Glad® trash bags	10%	October 2008
Litter
Cat litter	5%	October 2005
Cat litter	6%	June 2006
Cat litter	7 – 8%	August 2008
Food
Hidden Valley Ranch® salad dressing	6%	October 2007
Hidden Valley Ranch® salad dressing	7%	August 2008
Charcoal
Match Light® charcoal	6%	January 2006
Kingsford® lighter fluid	10%	January 2006
Charcoal and lighter fluid	4 – 8%	January 2007
Charcoal	6%	January 2008
Charcoal and lighter fluid	7 – 16%	January 2009
Brita
Brita® pour-through filters	7%	January 2006
Brita® pitchers	5%	January 2006
Auto
Armor All® and STP® auto-care products	9%	January 2006
STP® functional fuel products	17%	October 2006
Armor All® and STP® auto-care products	5 – 7%	January 2008

Notes:

  Average % increase reflects brand averages rounded to the whole percent. Individual SKUs vary versus the average.

  This communication reflects pricing actions on primary items.